UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c)

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FDP Series, Inc.

(Name of Registrant as Specified in its Charter)

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FDP SERIES, INC.

FDP BlackRock International Fund

(the “Fund”)

100 Bellevue Parkway

Wilmington, Delaware 19809

February 2, 2018

Dear Shareholder,

You are receiving the enclosed information statement (the “Information Statement”) because you own shares in the Fund, a series of FDP Series, Inc. (the “Corporation”). The purpose of this Information Statement is to inform you that on September 12, 2017, the Board of Directors of the Corporation (the “Board”) approved a new subadvisory agreement between BlackRock Advisors, LLC (“BlackRock”), the Fund’s investment adviser, and BlackRock International Limited (“BIL”), an affiliate of BlackRock, with respect to the Fund (the “Subadvisory Agreement”). The Subadvisory Agreement became effective on November 28, 2017.

The Subadvisory Agreement was approved in connection with certain changes to the Fund approved by the Board on September 12, 2017. In particular, the Board approved a change in the name of the Fund from “FDP BlackRock MFS Research International Fund” to “FDP BlackRock International Fund” and certain changes to the Fund’s investment objective, strategies and process. The Board also approved the termination of the Fund’s sub-advisory agreement with Massachusetts Financial Services Company. In addition, Fund management made certain changes to the Fund’s portfolio management team and the benchmark index against which the Fund compares its performance. Fund management also agreed to contractually waive a portion of the investment management fee payable by the Fund to BlackRock. All of these changes took effect on November 28, 2017. The investment management fees and other expenses you pay as an investor in the Fund will not increase as a result of the changes approved by the Board. Please read the information statement carefully.

Please note that the Subadvisory Agreement is not required to be approved by shareholders. Therefore, we are not asking you for a proxy and you are requested not to send us a proxy. The purpose of this document is to provide you with information about these changes that we are required to make available to you. Should you have any questions about these changes or if we can be of service to you in any other way, please contact the Fund by calling 1-800-441-7762. As always, we appreciate your confidence and trust and look forward to serving you in the future.

Sincerely,

John M. Perlowski

President of the Corporation

FDP SERIES, INC.

FDP BlackRock International Fund

INFORMATION STATEMENT

REGARDING IMPORTANT SUBADVISER CHANGES

This information statement (the “Information Statement”) is being provided to the shareholders of the FDP BlackRock International Fund (formerly, BlackRock MFS Research International Fund) (the “Fund”), a series of FDP Series, Inc. (the “Corporation”), in lieu of a proxy statement.

Purpose of the Information Statement

At an in-person meeting held on September 12, 2017 (the “Meeting”), the Board of Directors of the Corporation (the “Board” or the “Directors”), including the Directors that are not interested persons of the Corporation, as defined in the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Independent Directors”), approved certain changes to the Fund. In particular, the Board approved a change in the name of the Fund from “FDP BlackRock MFS Research International Fund” to “FDP BlackRock International Fund” and certain changes to the Fund’s investment objective, strategies and process. The Board also approved the termination of the Fund’s sub-advisory agreement with Massachusetts Financial Services Company (“MFS”) and the entering into of a sub-advisory agreement (the “Subadvisory Agreement”) between BlackRock Advisors, LLC (“BlackRock”), the Fund’s investment adviser, and BlackRock International Limited (“BIL”) with respect to the Fund. In addition, Fund management made certain changes to the Fund’s portfolio management team and the benchmark index against which the Fund compares its performance. Fund management also agreed to contractually waive a portion of the investment management fee payable by the Fund to BlackRock. All of these changes took effect on November 28, 2017.

BIL is an investment adviser registered with the Securities and Exchange Commission (“SEC”) that provides advisory or subadvisory services to non-U.S. and U.S. investment management companies, managed accounts and pooled investment vehicles on either a discretionary or non-discretionary basis.

The purpose of this Information Statement is to explain the terms of the Subadvisory Agreement and the factors considered by the Board in approving the Subadvisory Agreement.

We are not asking you for a proxy and you are requested not to send us a proxy. This document is for informational purposes only and you are not required to take any action.

The Corporation and BlackRock

The Fund is a series of the Corporation, a corporation organized under the laws of the State of Maryland. The Corporation entered into an Investment Management Agreement (the “IMA”) with BlackRock with respect to the Fund on September 29, 2006, which was last approved by the Board, including a majority of the Independent Directors, at an in-person meeting held on May 9–10, 2017.

BlackRock, a Delaware limited liability company and a registered investment adviser, was organized in 1994 to perform advisory services for investment companies. BlackRock serves as the investment adviser for the Fund. BlackRock is an indirect, wholly-owned subsidiary of BlackRock, Inc. BlackRock’s current business address is 100 Bellevue Parkway, Wilmington, Delaware 19809. BlackRock, Inc.’s current business address is 55 East 52nd Street, New York, New York 10055. As of December 31, 2017, BlackRock and its affiliates had approximately $6.288 trillion in investment company and other portfolio assets under management.

The Fund does not have an administrator; however, BlackRock provides certain administrative services to the Fund. In addition, State Street Bank and Trust Company (“State Street”) serves as the Fund’s accounting services provider. State Street’s current business address is 1 Lincoln Street, Boston, Massachusetts 02111.

The IMA authorizes BlackRock to appoint one or more subadvisers (“Subadvisers”) to perform investment advisory services for the Fund, subject to approval of the Board. Pursuant to the terms of the IMA and Subadvisory Agreement, BlackRock has retained BIL to serve as the Fund’s Subadviser. BlackRock and the Fund have obtained an exemptive order from the SEC that permits BlackRock, with respect to the Fund, to appoint and replace Subadvisers, and enter into, amend and terminate subadvisory agreements with Subadvisers, subject to Board approval but without shareholder approval (the “Manager of Managers Structure”). The use of the Manager of Managers Structure with respect to the Fund is subject to certain conditions set forth in the SEC exemptive order, including conditions designed to ensure that shareholder interests are adequately protected through Board oversight. See “SEC Exemptive Order” below.

Any Subadvisers to the Corporation’s funds, including BIL, act pursuant to subadvisory agreements with BlackRock. Their duties include furnishing continuing advice and recommendations to the portfolios regarding securities to be purchased and sold, selecting broker-dealers and negotiating commission rates for the portfolios. Any Subadvisers discharge their responsibilities subject to the policies of the Board and the oversight and supervision of BlackRock, which pays such Subadvisers’ fees. The Corporation’s funds do not pay fees directly to a Subadviser.

The Subadvisory Agreement

Prior to November 28, 2017, MFS served as the Fund’s subadviser and was responsible for the day-to-day management of the Fund. During recent Board meetings, the Board had reviewed and discussed the Fund’s subadvisory arrangement in light of, among other things, the underperformance of the Fund. At the Meeting, the Board, after careful consideration of a variety of factors (including performance concerns), determined that it would be in the best interests of the Fund and its shareholders for the changes described above to be made with respect to the Fund, which included replacing MFS with BlackRock and BIL as the advisers responsible for the day-to-day management of the Fund.

Pursuant to the Subadvisory Agreement and subject to the oversight and supervision of BlackRock and the Board, BIL will perform certain of the day-to-day operations of the Fund, which may include one or more of the following services, at the request of BlackRock: (a) acting as investment advisor for and managing the investment and reinvestment of those assets of the Fund as BlackRock may from time to time request and in connection therewith have complete discretion in purchasing and selling such securities and other assets for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund; (b) arranging for the purchase and sale of securities and other assets of the Fund; (c) providing investment research and credit analysis concerning the Fund’s investments, (d) assisting BlackRock in determining what portion of the Fund’s assets will be invested in cash, cash equivalents and money market instruments, (e) placing orders for all purchases and sales of such investments made for the Fund, and (f) maintaining the books and records as are required to support Fund investment operations.

Unless terminated sooner as provided below, the Subadvisory Agreement will continue in effect for two years from its effective date. Thereafter, if not terminated, the Subadvisory Agreement shall continue in effect with respect to the Fund for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Board or a vote of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote and (b) by the vote of a majority of the Directors, who are not parties to the Subadvisory Agreement or interested persons (as such term is defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval.

Notwithstanding the foregoing, the Subadvisory Agreement may be terminated by the Corporation or BlackRock at any time, without the payment of any penalty, upon giving BIL 60 days’ notice (which notice may be waived by BIL), provided that such termination by the Corporation or BlackRock shall be directed or approved by the vote of a majority of the Directors in office at the time or by the vote of the holders of a majority of the outstanding voting securities of the Fund entitled to vote, or by BIL on 60 days’ written notice (which notice may be waived by the Corporation and BlackRock), and will terminate automatically upon any termination of the IMA. The Subadvisory Agreement will also immediately terminate in the event of its assignment.

The Subadvisory Agreement will not result in an increase in fees to shareholders since BlackRock, and not the Fund, is responsible for all fees payable pursuant to the Subadvisory Agreement. The Form of Subadvisory Agreement is attached for your reference as Exhibit A. The foregoing summary of the terms of the Subadvisory Agreement is qualified in its entirety by reference to the attached exhibits.

For the most recent fiscal year ended May 31, 2017, BlackRock received management fees from the Fund, net of any applicable waivers, in the amount of $1,113,169 or 0.80% of the Fund’s average daily net assets. For the same period, BlackRock paid subadvisory fees to MFS in the aggregate amount of $704,928, and thus retained $408,241 of its advisory fee.

Information About BIL

BIL is a United Kingdom corporation with principal offices at Exchange Place One, 1 Semple Street, Edinburgh, EH3 8BL, Scotland. BIL is a wholly-owned subsidiary of BlackRock, Inc., a publicly traded company whose current business address is 55 East 52nd Street, New York, New York 10055. BIL and its affiliates had approximately $6.288 trillion in assets under management as of December 31, 2017. BIL has served as an investment adviser since 1995 and currently serves as investment adviser, or subadviser, to separately managed accounts, mutual funds, as well as commingled pools or private funds, and wrap fee accounts.

The directors and principal executive officers of BIL, as of the date of this document, are set forth below. The business address of each individual is that of BIL’s principal offices as stated above.

Name	Position with BIL
Enda McMahon	Chief Compliance Officer
Andy Damm	Director
Ed Fishwick	Director
Rachel Lord	Chief Executive Officer, Director
Patrick Olson	Director
Colin Thomson	Chief Financial Officer, Director
James Charrington	Director
Christian Clausen	Director
Eleanor de Freitas	Director

No Independent Director has, or has had, any material interest in, or a material interest in a material transaction with BIL or its affiliates since the beginning of the Fund’s most recent fiscal year. Messrs. Robert Fairbairn and John M. Perlowski are both non-Independent Directors of the Corporation based on their positions with BlackRock, Inc. and its affiliates. No officers or directors of the Corporation are officers, employees, directors, general partners or shareholders of BIL.

Board’s Considerations

The Board met in person at the Meeting held on September 12, 2017 to consider the initial approval of the Subadvisory Agreement. The Subadvisory Agreement is substantially similar to the subadvisory agreements previously approved with respect to certain other portfolios in the BlackRock Equity-Bond Complex.

On the date of the Meeting, the Board consisted of thirteen individuals, eleven of whom were Independent Directors. Pursuant to the 1940 Act, the Board is required to consider the initial approval of the Subadvisory Agreement.

At the Meeting, the Board reviewed materials relating to its consideration of the proposed Subadvisory Agreement. The Corporation’s IMA with respect to the Fund was most recently considered and approved by the Board at in-person meetings on April 6, 2017 (the “April Meeting”) and May 9-10, 2017 (the “May Meeting”). A discussion of the basis for the Board’s consideration and approval of this agreement at the April and May Meetings is included in the Fund’s annual shareholder report for the fiscal year ended May 31, 2017. The factors considered by the Board at the Meeting in connection with approval of the proposed Subadvisory Agreement were substantially the same as the factors considered at the April and May Meetings for the Corporation’s IMA with respect to the Fund.

Following discussion, all the Directors present at the Meeting, including all the Independent Directors present, approved the Subadvisory Agreement between BlackRock and BIL with respect to the Fund for a two-year term beginning on the effective date of the Subadvisory Agreement. Based upon its evaluation of all of the aforementioned factors in their totality, the Board, including the Independent Directors, was satisfied that the terms of the Subadvisory Agreement were fair and reasonable and in the best interest of the Fund and its shareholders. In addition, the Board, including the Independent Directors, determined that the change in subadviser from MFS to BIL does not involve a conflict of interest from which BlackRock or BIL derives an inappropriate advantage. In arriving at its decision to approve the Subadvisory Agreement, the Board did not identify any single factor or group of factors as all-important or controlling, but considered all factors together, and different Directors may have attributed different weights to the various factors considered. The Independent Directors were also assisted by the advice of independent legal counsel in making this determination.

SEC Exemptive Order

BlackRock and the Fund have obtained an exemptive order from the SEC that permits BlackRock, with respect to the Fund, to appoint and replace Covered Subadvisers (as defined below), and enter into, amend and terminate subadvisory agreements with Covered Subadvisers, subject to Board approval but without shareholder approval. The use of the Manager of Managers Structure with respect to the Fund is subject to certain conditions set forth in the SEC exemptive order. The term “Covered Subadvisers” means any Subadviser that is (i) an indirect or direct wholly-owned subsidiary (within the meaning of the 1940 Act) of BlackRock, (ii) a sister company of BlackRock that is an indirect or direct wholly-owned subsidiary (within the meaning of the 1940 Act) of the same company that, indirectly or directly, wholly owns BlackRock or (iii) not an affiliated person (within the meaning of the 1940 Act other than solely as a result of its service as a subadviser to the Fund) of the Fund or BlackRock. The exemptive order generally requires that shareholders of the Fund be notified of the hiring of a Covered Subadviser within 90 days of such hiring, and that the Fund make available to shareholders information similar to that which would have been included in a proxy statement to shareholders.

Ownership of the Fund

As of January 29, 2018, to the knowledge of the Corporation, the following entities owned beneficially 5% or more of a class of the Fund’s shares:

Name	Address	Percentage and Class
Merrill Lynch Pierce Fenner	4800 E. Deerlake Drive, 3rd Floor Jacksonville, FL 32246	100% — Investor A Shares
Merrill Lynch Pierce Fenner	4800 E. Deerlake Drive, 3rd Floor Jacksonville, FL 32246	100% — Investor C Shares
Merrill Lynch Pierce Fenner	4800 E. Deerlake Drive, 3rd Floor Jacksonville, FL 32246	100% — Institutional Shares

As of January 29, 2018, the Board members and officers of the Corporation as a group owned an aggregate of less than 1% of any class of the outstanding shares of the Fund.

Brokerage Commissions

For the fiscal year ended May 31, 2017, the Fund did not pay any commissions to affiliated broker-dealers.

Other Service Providers

BlackRock Investments, LLC, located at 40 East 52nd Street, New York, New York 10022, serves as the sole distributor of shares of the Fund. BlackRock Investments, LLC is an affiliate of BlackRock. BNY Mellon Investment Servicing (US) Inc. (“BNY MIS”), located at 301 Bellevue Parkway, Wilmington, Delaware 19809, serves as the transfer and dividend disbursement agent for the Fund. BNY MIS also serves as the Fund’s accounting services provider. Brown Brothers Harriman & Co., located at 40 Water Street, Boston, Massachusetts 02109, serves as the custodian for the Fund.

Reports to Shareholders

The Fund’s annual and semi-annual reports are available free upon request. Shareholders may obtain a copy of either report by calling 1-800-441-7762 between 8:00 a.m. to 6:00 p.m. Eastern time on any business day. You may also access and download these reports at the Fund’s website: www.blackrock.com/prospectus.

Shareholder Proposals

The Corporation is not required to hold annual shareholder meetings. If a shareholder wishes to submit proposals for consideration at a future shareholder meeting, the Corporation must receive the proposal a reasonable time before the solicitation is to be made. Written proposals should be sent to Benjamin Archibald, Esq., Secretary of FDP Series, Inc., 100 Bellevue Parkway, Wilmington, Delaware 19809.

Householding

Shareholders who are part of a household will receive only one copy of this Information Statement. If you are part of a household that has received only one copy of this Information Statement, the Fund will deliver promptly a separate copy of this Information Statement to you upon written or oral request. To receive a separate copy of this Information Statement, or to receive only one copy if you are currently receiving multiple, please contact the Fund by calling 1-800-441-7762 between 8:00 a.m. to 6:00 p.m. Eastern time on any business day or by mailing the Fund at 100 Bellevue Parkway, Wilmington, Delaware 19809. If your shares are held with certain banks, trust companies, brokers, dealers, investment advisers and other financial intermediaries (each, an “Authorized Institution”) and you would like to receive a separate copy of future notices of internet availability of information statements, prospectuses or annual reports or you are now receiving multiple copies of these documents and would like to receive a single copy in the future, please contact your Authorized Institution.

By Order of the Board of Directors,

John M. Perlowski

President

FDP Series, Inc.

Dated: February 2, 2018

Exhibit A

FORM OF SUB-INVESTMENT ADVISORY AGREEMENT

AGREEMENT dated November 28, 2017, between BlackRock Advisors, LLC, a Delaware limited liability company (the “Advisor”), and BlackRock International Limited, a corporation organized under the laws of Scotland (the “Sub-Advisor”).

WHEREAS, the Advisor has agreed to furnish investment advisory services to FDP BlackRock International Fund (the “Fund”), a series of FDP Series, Inc., a Maryland corporation (the “Corporation”), which is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Advisor wishes to retain the Sub-Advisor to provide it with certain sub-advisory services as described below in connection with Advisor’s advisory activities on behalf of the Fund;

WHEREAS, the advisory agreement between the Advisor and the Corporation, dated September 29, 2006, as amended from time to time (such agreement or the most recent successor agreement between such parties relating to advisory services to the Corporation is referred to herein as the “Advisory Agreement”) contemplates that the Advisor may sub-contract investment advisory services with respect to the Fund to a sub-advisor; and

WHEREAS, this Agreement has been approved in accordance with the provisions of the 1940 Act, and the Sub-Advisor is willing to furnish such services upon the terms and conditions herein set forth.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed by and between the parties hereto as follows:

1. Appointment. The Advisor hereby appoints the Sub-Advisor to act as sub-advisor with respect to the Fund and the Sub-Advisor accepts such appointment and agrees to render the services herein set forth for the compensation herein provided. For the purposes of the rules of the Financial Conduct Authority of the United Kingdom and based on information obtained in respect of the Advisor, the Advisor will be treated by the Sub-Advisor as a professional client.

2. Services of the Sub-Advisor. Subject to the succeeding provisions of this section, the oversight and supervision of the Advisor and the Corporation’s Board of Directors, the Sub-Advisor will perform certain of the day-to-day operations of the Fund, which may include one or more of the following services, at the request of the Advisor: (a) acting as investment advisor for and managing the investment and reinvestment of those assets of the Fund as the Advisor may from time to time request and in connection therewith have complete discretion in purchasing and selling such securities and other assets for the Fund and in voting, exercising consents and exercising all other rights appertaining to such securities and other assets on behalf of the Fund; (b) arranging, subject to the provisions of Section 3 hereof, for the purchase and sale of securities and other assets of the Fund; (c) providing investment research and credit analysis concerning the Fund’s investments, (d) assisting the Advisor in determining what portion of the Fund’s assets will be invested in cash, cash equivalents and money market instruments, (e) placing orders for all purchases and sales of such investments made for the Fund, and (f) maintaining the books and records as are required to support Fund investment operations. At the request of the Advisor, the Sub-Advisor will also, subject to the oversight and supervision of the Advisor and the Corporation’s Board of Directors, provide to the Advisor or the Corporation any of the facilities and equipment and perform any of the services described in Sections 2 or 3 of the Advisory Agreement. In addition, the Sub-Advisor will keep the Corporation and the Advisor informed of developments materially affecting the Fund and shall, on its own initiative, furnish to the Fund from time to time whatever information the Sub-Advisor believes appropriate for this purpose. The Sub-Advisor will periodically communicate to the Advisor, at such times as the Advisor may direct, information concerning the purchase and sale of securities for the Fund, including: (a) the name of the issuer, (b) the amount of the purchase or sale, (c) the name of the broker or dealer, if any, through which the purchase or sale will be effected, (d) the CUSIP number of the instrument, if any, and (e) such other information as the Advisor may reasonably require for purposes of fulfilling its obligations to the Corporation under the Advisory Agreement. The Sub-Advisor will provide the services rendered by it under this Agreement in accordance with the Fund’s investment objectives, policies and restrictions as stated in the Fund’s Prospectus and Statement of Additional Information (as currently in effect and as they may be amended or supplemented from time to time) and the resolutions of the Corporation’s Board of Directors.

The Sub-Advisor represents, warrants and covenants that it is authorized and regulated by the Financial Conduct Authority.

3. Covenants.

(a) In the performance of its duties under this Agreement, the Sub-Advisor shall at all times conform to, and act in accordance with, any requirements imposed by: (i) the provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended, and all applicable Rules and Regulations of the Securities and Exchange Commission; (ii) any other applicable provision of law; (iii) the provisions of the Agreement and Charter and Bylaws of the Corporation, as such documents are amended from time to time; (iv) the investment objectives and policies of the Fund as set forth in the Fund’s Registration Statement on Form N-1A and/or the resolutions of the Board of Directors; and (v) any policies and determinations of the Board of Directors of the Corporation.

(b) In addition, the Sub-Advisor will:

(i) place orders either directly with the issuer or with any broker or dealer. Subject to the other provisions of this paragraph, in placing orders with brokers and dealers, the Sub-Advisor will attempt to obtain the best price and the most favorable execution of its orders. The Advisor has been provided with a copy of the Sub-Advisor’s order execution policy and hereby confirms that it has read and understood the information in the order execution policy and agrees to it. In particular, the Advisor agrees that the Sub-Advisor may trade outside of the regulated market or multilateral trading facility. In placing orders, the Sub-Advisor will consider the experience and skill of the firm’s securities traders as well as the firm’s financial responsibility and administrative efficiency. Consistent with this obligation, the Sub-Advisor may select brokers on the basis of the research, statistical and pricing services they provide to the Fund and other clients of the Advisor or the Sub-Advisor. Information and research received from such brokers will be in addition to, and not in lieu of, the services required to be performed by the Sub-Advisor hereunder. A commission paid to such brokers may be higher than that which another qualified broker would have charged for effecting the same transaction, provided that the Sub-Advisor determines in good faith that such commission is reasonable in terms either of the transaction or the overall responsibility of the Advisor and the Sub-Advisor to the Fund and their other clients and that the total commissions paid by the Fund will be reasonable in relation to the benefits to the Fund over the long-term. Subject to the foregoing and the provisions of the 1940 Act, the Securities Exchange Act of 1934, as amended, and other applicable provisions of law, the Sub-Advisor may select brokers and dealers with which it or the Fund is affiliated;

(ii) maintain books and records with respect to the Fund’s securities transactions and will render to the Advisor and the Corporation’s Board of Directors such periodic and special reports as they may request;

(iii) maintain a policy and practice of conducting its investment advisory services hereunder independently of the commercial banking operations of its affiliates. When the Sub-Advisor makes investment recommendations for the Fund, its investment advisory personnel will not inquire or take into consideration whether the issuer of securities proposed for purchase or sale for the Fund’s account are customers of the commercial department of its affiliates; and

(iv) treat confidentially and as proprietary information of the Fund all records and other information relative to the Fund, and the Fund’s prior, current or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Fund, which approval shall not be unreasonably withheld and may not be withheld where the Sub-Advisor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Fund.

(c) In addition, the Advisor:

(i) agrees that the Sub-Advisor may aggregate transactions for the Fund with transactions for other clients and/or its own account. In relation to a particular order, aggregation may operate on some occasions to the advantage of the Advisor and on other occasions to the Advisor’s disadvantage. However, it must be unlikely that the aggregation of orders and transactions will work overall to the disadvantage of the Advisor before transactions will be aggregated; and

(ii) instructs the Sub-Advisor not to make or book client limit orders (being a specific instruction from the Advisor to buy or sell a financial instrument at a specified price limit or better and for a specified size) in respect of securities admitted to trading on a regulated market which are not immediately executed under prevailing market conditions.

4. Services Not Exclusive. Nothing in this Agreement shall prevent the Sub-Advisor or any officer, employee or other affiliate thereof from acting as investment advisor for any other person, firm or corporation, or from engaging in any other lawful activity, and shall not in any way limit or restrict the Sub-Advisor or any of its officers, employees or agents from buying, selling or trading any securities for its or their own accounts or for the accounts of others for whom it or they may be acting; provided, however, that the Sub-Advisor will undertake no activities which, in its judgment, will adversely affect the performance of its obligations under this Agreement.

5. Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Advisor hereby agrees that all records which it maintains for the Fund are the property of the Corporation and further agrees to surrender promptly to the Corporation any such records upon the Corporation’s request. The Sub-Advisor further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act (to the extent such books and records are not maintained by the Advisor).

6. Expenses. During the term of this Agreement, the Sub-Advisor will bear all costs and expenses of its employees and any overhead incurred by the Sub-Advisor in connection with its duties hereunder; provided that the Board of Directors of the Corporation may approve reimbursement to the Sub-Advisor of the pro-rata portion of the salaries, bonuses, health insurance, retirement benefits and all similar employment costs for the time spent on Fund operations (including, without limitation, compliance matters) (other than the provision of investment advice and administrative services required to be provided hereunder) of all personnel employed by the Sub-Advisor who devote substantial time to Fund operations or the operations of other investment companies advised or sub-advised by the Sub-Advisor.

7. Compensation.

(a) The Advisor agrees to pay to the Sub-Advisor and the Sub-Advisor agrees to accept as full compensation for all services rendered by the Sub-Advisor as such, a monthly fee in arrears at an annual rate equal to the amount set forth in Schedule A hereto. For any period less than a month during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full month of 28, 29, 30 or 31 days, as the case may be.

(b) For purposes of this Agreement, the net assets of the Fund shall be calculated pursuant to the procedures adopted by resolutions of the Directors of the Corporation for calculating the value of the Fund’s assets or delegating such calculations to third parties.

(c) If Advisor waives or reimburses any or all of its advisory fee payable under the Advisory Agreement pursuant to an expense limitation agreement or other advisory fee waiver agreement, with respect to the Fund, Sub-Advisor will bear its share of the amount of such waiver or reimbursement by waiving fees otherwise payable to it hereunder on a proportionate basis to be determined by comparing the aggregate fees that would otherwise be paid to it hereunder with respect to the Fund to the aggregate fees that would otherwise be paid by the Corporation to Advisor under the Advisory Agreement with respect to the Fund. Advisor shall inform Sub-Advisor prior to waiving any advisory fees.

8. Indemnity.

(a) The Fund may, in the discretion of the Board of Directors of the Corporation, indemnify the Sub-Advisor, and each of the Sub-Advisor’s directors, officers, employees, agents, associates and controlling persons and the directors, partners, members, officers, employees and agents thereof (including any individual who serves at the Sub-Advisor’s request as director, officer, partner, member, trustee or the like of another entity) (each such person being an “Indemnitee”) against any liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees (all as provided in accordance with applicable state law) reasonably incurred by such Indemnitee in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, before any court or administrative or investigative body in which such Indemnitee may be or may have been involved as a party or otherwise or with which such Indemnitee may be or may have been threatened, while acting in any capacity set forth herein or thereafter by reason of such Indemnitee having acted in any such capacity, except with respect to any matter as to which such Indemnitee shall have been adjudicated not to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the Fund and furthermore, in the case of any criminal proceeding, so long as such Indemnitee had no reasonable cause to believe that the conduct was unlawful; provided, however, that (1) no Indemnitee shall be indemnified hereunder against any liability to the Fund or its shareholders or any expense of such Indemnitee arising by reason of (i) willful misfeasance, (ii) bad faith, (iii) gross negligence or (iv) reckless disregard of the duties involved in the conduct of such Indemnitee’s position (the conduct referred to in such clauses (i) through (iv) being sometimes referred to herein as “disabling conduct”), (2) as to any matter disposed of by settlement or a compromise payment by such Indemnitee, pursuant to a consent decree or otherwise, no indemnification either for said payment or for any other expenses shall be provided unless there has been a determination that such settlement or compromise is in the best interests of the Fund and that such Indemnitee appears to have acted in good faith in the reasonable belief that such Indemnitee’s action was in the best interest of the Fund and did not involve disabling conduct by such Indemnitee and (3) with respect to any action, suit or other proceeding voluntarily prosecuted by any Indemnitee as plaintiff, indemnification shall be mandatory only if the prosecution of such action, suit or other proceeding by such Indemnitee was authorized by a majority of the full Board of Directors of the Corporation.

(b) The Fund shall make advance payments in connection with the expenses of defending any action with respect to which indemnification might be sought hereunder if the Fund receives a written affirmation of the Indemnitee’s good faith belief that the standard of conduct necessary for indemnification has been met and a written undertaking to reimburse the Fund unless it is subsequently determined that such Indemnitee is entitled to such indemnification and if the Directors of the Corporation determine that the facts then known to them would not preclude indemnification. In addition, at least one of the following conditions must be met: (A) the Indemnitee shall provide a security for such Indemnitee’s undertaking, (B) the Fund shall be insured against losses arising by reason of any unlawful advance, or (C) a majority of a quorum consisting of Directors of the Corporation who are neither “interested persons” of the Corporation (as defined in Section 2(a)(19) of the 1940 Act) nor parties to the proceeding (“Disinterested Non-Party Directors”) or an independent legal counsel in a written opinion, shall determine, based on a review of readily available facts (as opposed to a full trial-type inquiry), that there is reason to believe that the Indemnitee ultimately will be found entitled to indemnification.

(c) All determinations with respect to the standards for indemnification hereunder shall be made (1) by a final decision on the merits by a court or other body before whom the proceeding was brought that such Indemnitee is not liable by reason of disabling conduct, or (2) in the absence of such a decision, by (i) a majority vote of a quorum of the Disinterested Non-Party Directors of the Corporation, or (ii) if such a quorum is not obtainable or even, if obtainable, if a majority vote of such quorum so directs, independent legal counsel in a written opinion. All determinations that advance payments in connection with the expense of defending any proceeding shall be authorized shall be made in accordance with the immediately preceding clause (2) above.

The rights accruing to any Indemnitee under these provisions shall not exclude any other right to which such Indemnitee may be lawfully entitled.

9. Limitation on Liability.

(a) The Sub-Advisor will not be liable for any error of judgment or mistake of law or for any loss suffered by the Advisor or by the Corporation or the Fund in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its duties under this Agreement. As used in this Section 9(a), the term “Sub-Advisor” shall include any affiliates of the Sub-Advisor performing services for the Fund contemplated hereby and partners, directors, officers and employees of the Sub-Advisor and such affiliates.

(b) Notwithstanding anything to the contrary contained in this Agreement, the parties hereto acknowledge and agree that, as provided in Article Four of the Bylaws of Corporation, this Agreement is executed by the Directors and/or officers of the Corporation, not individually but as such Directors and/or officers of the Corporation, and the obligations hereunder are not binding upon any of the Directors or shareholders individually but bind only the estate of the Corporation.

10. Duration and Termination. This Agreement shall become effective as of the date hereof and, unless sooner terminated with respect to the Fund as provided herein, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Fund for successive periods of 12 months, provided such continuance is specifically approved at least annually by both (a) the vote of a majority of the Corporation’s Board of Directors or a vote of a majority of the outstanding voting securities of the Fund at the time outstanding and entitled to vote and (b) by the vote of a majority of the Directors, who are not parties to this Agreement or interested persons (as such term is defined in the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on such approval. Notwithstanding the foregoing, this Agreement may be terminated by the Corporation or the Advisor at any time, without the payment of any penalty, upon giving the Sub-Advisor 60 days’ notice (which notice may be waived by the Sub-Advisor), provided that such termination by the Corporation or the Advisor shall be directed or approved by the vote of a majority of the Directors of the Corporation in office at the time or by the vote of the holders of a majority of the outstanding voting securities of the Fund entitled to vote, or by the Sub-Advisor on 60 days’ written notice (which notice may be waived by the Corporation and the Advisor), and will terminate automatically upon any termination of the Advisory Agreement between the Corporation and the Advisor. This Agreement will also immediately terminate in the event of its assignment. (As used in this Agreement, the terms “majority of the outstanding voting securities,” “interested person” and “assignment” shall have the same meanings of such terms in the 1940 Act.)

11. Notices. Any notice under this Agreement shall be in writing to the other party at such address as the other party may designate from time to time for the receipt of such notice and shall be deemed to be received on the earlier of the date actually received or on the fourth day after the postmark if such notice is mailed first class postage prepaid.

12. Amendment of this Agreement.  This Agreement may be amended by the parties only if such amendment is specifically approved by the vote of the Board of Directors of the Corporation, including a majority of those Directors who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval and, where required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund.

13. Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement shall be binding on, and shall inure to the benefit of the parties hereto and their respective successors.

14. Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware for contracts to be performed entirely therein without reference to choice of law principles thereof and in accordance with the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Delaware, or any of the provisions, conflict with the applicable provisions of the 1940 Act, the latter shall control.

15. Counterparts.  This Agreement may be executed in counterparts by the parties hereto, each of which shall constitute an original counterpart, and all of which, together, shall constitute one Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their duly authorized officers designated below as of the day and year first above written.

BLACKROCK ADVISORS, LLC

By.
Name: Neal J. Andrews
Title: Managing Director

BLACKROCK INTERNATIONAL LIMITED

By.
Name: Cathy Carnegie
Title: Managing Director

BLACKROCK INTERNATIONAL LIMITED

By.
Name: Elliott Hughes
Title: Director

AGREED AND ACCEPTED

as of the date first set forth above

FDP SERIES, INC.,

on behalf of FDP BlackRock International Fund

By.
Name: John Perlowski
Title: President and Chief Executive Officer

Schedule A

Sub-Investment Advisory Fee

Pursuant to Section 7, for that portion of the Fund for which the Sub-Advisor acts as sub-advisor, Advisor shall pay a fee to Sub-Advisor equal to [    ]% of the advisory fee received by the Advisor from the Fund with respect to such portion, net of: (i) expense waivers and reimbursements, (ii) expenses relating to distribution and sales support activities borne by the Advisor, and (iii) administrative, networking, recordkeeping, sub-transfer agency and shareholder services expenses borne by the Advisor.

FDP SERIES, INC.

FDP BlackRock International Fund

100 Bellevue Parkway

Wilmington, Delaware 19809

IMPORTANT NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT

(the “Notice”)

The Information Statement referenced in this Notice is available at www.blackrock.com/prospectus

February 2, 2018

This communication presents only an overview of the more complete information statement (the “Information Statement”) that is available to you on the Internet relating to the FDP BlackRock International Fund (formerly, FDP BlackRock MFS Research International Fund) (the “Fund”), a series of FDP Series, Inc. (the “Corporation”). We encourage you to access and review all of the important information contained in the Information Statement.

On September 12, 2017, the Board of Directors of the Corporation (the “Board”) approved a new subadvisory agreement between BlackRock Advisors, LLC (“BlackRock”), the Fund’s investment adviser, and BlackRock International Limited (“BIL”), an affiliate of BlackRock, with respect to the Fund (the “Subadvisory Agreement”). The Subadvisory Agreement became effective on November 28, 2017. The Subadvisory Agreement was approved in connection with certain changes to the Fund approved by the Board on September 12, 2017. In particular, the Board approved a change in the name of the Fund from “FDP BlackRock MFS Research International Fund” to “FDP BlackRock International Fund” and certain changes to the Fund’s investment objective, strategies and process. The Board also approved the termination of the Fund’s sub-advisory agreement with Massachusetts Financial Services Company. In addition, Fund management made certain changes to the Fund’s portfolio management team and the benchmark index against which the Fund compares its performance. Fund management also agreed to contractually waive a portion of the investment management fee payable by the Fund to BlackRock. All of these changes took effect on November 28, 2017. The investment management fees and other expenses you pay as an investor in the Fund will not increase as a result of the changes approved by the Board.

Additional information about BlackRock, BIL, the Subadvisory Agreement, and the Board’s approval of the Subadvisory Agreement is contained in the Information Statement.

Please note that, in reliance on exemptive relief obtained by BlackRock and the Corporation from the Securities and Exchange Commission, the Subadvisory Agreement is not required to be approved by shareholders. Therefore, we are not asking you for a proxy, and you are requested not to send us a proxy. This Notice is being mailed on or about February 2, 2018. The full Information Statement will be available for printing on website set out above until at least 90 days from the date of this Notice and the Information Statement. A paper or email copy of the full Information Statement may be obtained, without charge, by contacting the Fund at 1-800-441-7762 between 8:00 a.m. to 6:00 p.m. Eastern time on any business day. If you would like to receive a paper or e-mail copy of the full Information Statement, you must request one. If you have any questions about this Notice, please contact your financial advisor (if applicable) or contact the Fund at the appropriate phone number provided above.

Please Note: If (i) you are a member of a household in which multiple shareholders of the Fund share the same address, (ii) your shares are held in “street name” and (iii) your broker or bank has received consent to household material, then your broker or bank may have sent to your household only one copy of this Notice unless your broker or bank previously received contrary instructions from a shareholder in your household. If you are part of a household that has received only one copy of this Notice, the Fund will deliver promptly a separate copy of this Notice to you upon written or oral request. To receive a separate copy of this Notice, please contact the Fund by calling 1-800-441-7762 between 8:00 a.m. to 6:00 p.m. Eastern time on any business day or by mailing the Fund at 100 Bellevue Parkway, Wilmington, Delaware 19809. If your shares are held with certain banks, trust companies, brokers, dealers, investment advisers and other financial intermediaries (each, an “Authorized Institution”) and you would like to receive a separate copy of future notices of internet availability of information statements, prospectuses or annual reports or you are now receiving multiple copies of these documents and would like to receive a single copy in the future, please contact your Authorized Institution.